UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2021

SYNLOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37566	26-1824804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Binney St., Suite 402 Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 401-9975

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SYBX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On April 29, 2021, Synlogic Operating Company, Inc. (“Synlogic OpCo”), a wholly-owned subsidiary of Synlogic, Inc. (the “Company”), entered into a Statement of Work (the “SOW”) with Azzur Cleanrooms-On-Demand – Boston, LLC, (“Azzur”) pursuant to a License and Services Agreement (the “License Agreement”), effective as of April 28, 2021, by and between Synlogic OpCo and Azzur.

Pursuant to the SOW, Azzur has agreed to grant a license to Synlogic OpCo for access to, and the use of, a cleanroom space in Waltham, Massachusetts (the “Azzur Suite”), for a period of 20 months, from May 2021 to December 2022 (the “Term”). Azzur has also agreed to provide Synlogic OpCo with storage space and personnel support at the Azzur Suite. The total estimated project cost during the Term for access to, and use of, the cleanroom and storage space, and the personnel support and other services, is $2.3 million. The SOW replaces a prior Statement of Work entered into by and between Azzur and Synlogic OpCo for the duration of the Term.

The Company may terminate the License Agreement (including the SOW) on three months’ prior written notice at any time during the Term. In addition, either party may terminate the License Agreement (including the SOW) due to a breach by the other party and failure to cure, or in the event of bankruptcy, insolvency, reorganization or other similar act or law.

The summary of the SOW and the License Agreement is qualified in its entirety by reference to the full text of the SOW and the License Agreement, copies of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2021	Synlogic, Inc.

	By:	/s/ Gregg Beloff
	Name:	Gregg Beloff
	Title:	Interim Chief Financial Officer